As filed with the Securities and Exchange Commission on March 12, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
________________

Pall Corporation
(Exact name of registrant as specified in its charter)
________________

New York	11-1541330
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

25 Harbor Park Drive
Port Washington, New York 11050
(Address of principal executive offices; zip code)
________________

Pall Corporation 2012 Stock Compensation Plan
(Full title of the plan)
________________

Robert G. Kuhbach
Senior Vice President, General Counsel and Corporate Secretary
Pall Corporation
25 Harbor Park Drive
Port Washington, New York 11050
516-484-5400
(Name, address and telephone number, including area code, of agent for service)
________________

Calculation of Registration Fee

		Proposed	Proposed	Amount of
Title of Securities	Amount to be	Maximum Offering	Maximum Aggregate	Registration
to be Registered	Registered	Price per Share (2)	Offering Price (2)	Fee
Common Stock, par value $0.10 per share	7,100,000(1)	$60.62	$430,402,000	$49,324

(1)	Plus such additional shares of common stock as may be issuable pursuant to the anti-dilution provisions of the Pall Corporation 2012 Stock Compensation Plan (the “Plan’).

(2)	Pursuant to Rule 457 of the Securities Act of 1933, the proposed maximum offering price per share is estimated solely for the purpose of computing the registration fee and is based on the average of the high and low sale prices of the common stock of the Registrant as reported on the New York Stock Exchange on March 7, 2012.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The U.S. Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” information into this Registration Statement. This means that we can disclose important information to you by referring you to another document filed by Pall Corporation (the “Registrant”) with the SEC. The information we incorporate by reference is considered to be part of this Registration Statement and will automatically be updated and superseded by information that we later file with the SEC. We hereby incorporate by reference all future documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold. In addition, we also incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this Registration Statement:

  our Annual Report on Form 10-K for the fiscal year ended July 31, 2011;

  our Quarterly Report on Form 10-Q for the period ended October 31, 2011;

  our Quarterly Report on Form 10-Q for the period ended January 31, 2012;

  our definitive proxy materials filed with the SEC on November 9, 2011;

  our Current Reports on Form 8-K filed with the SEC on September 30, 2011, October 7, 2011, December 9, 2011, December 20, 2011, and January 12, 2012 (except for the disclosures made under Item 2.02 or Item 7.01 of any such 8-K, which are deemed furnished, and not filed, in accordance with the SEC's regulations); and

  the descriptions of our common stock contained in the Amendments No. 1, both dated April 20, 1999, to our Registration Statements on Form 8-A, both dated September 10, 1992, for the registration of our common stock under Section 12(b) of the Securities Exchange Act of 1934, and any updates of the descriptions contained in any registration statement, report or amendment of any registration statement or report which we may subsequently file under the Exchange Act.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Robert G. Kuhbach, Senior Vice President, General Counsel and Corporate Secretary, has given his opinion about certain legal matters affecting the shares of the Registrant’s common stock registered under this Registration Statement. Mr. Kuhbach does not participate in the Plan and does not own, or have the right to acquire, any shares of the Registrant’s common stock.

Item 6. Indemnification of Directors and Officers.

     Paragraph 7 of the Registrant’s Certificate of Incorporation provides in part as follows:

To the fullest extent permitted by the New York Business Corporation Law as in effect on November 20, 1987 or, if thereafter amended, as so amended, a director of the corporation shall not be liable to the corporation or its shareholders or any of them for damages for any breach of duty as a director.

     Section 7.01 of the Registrant’s Bylaws contain the following provisions regarding indemnification:

     The corporation shall, to the fullest extent permitted by applicable law, indemnify any person made or threatened to be made a party to any action or proceeding, whether civil, criminal, administrative or investigative (and whether or not (i) by or in the right of the corporation to procure a judgment in its favor or (ii) by or in the right of any Other Entity (as defined below) which such person served in any capacity at the request of the corporation, to procure a judgment in its favor), by reason of the fact that such person, or his or her testator or intestate, is or was a director or officer of the corporation or served such Other Entity in any capacity at the request of the corporation, against all judgments, fines, amounts paid in settlement and all expenses, including attorneys’ and other experts’ fees, costs and disbursements, actually and reasonably incurred by such person as a result of such action or proceeding, or any appeal therein, or actually and reasonably incurred by such person (a) in making an application for payment of such expenses before any court or other governmental body, or (b) in otherwise seeking to enforce the provisions of this Section 7.01, or (c) in securing or enforcing such person’s rights under any policy of director or officer liability insurance provided by the corporation, if such person acted in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of services for any Other Entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that such person did not act in good faith, for a purpose which he or she reasonably believed to be in, or, in the case of service for any Other Entity, not opposed to, the best interests of the corporation or that he or she had reasonable cause to believe that his or her conduct was unlawful.

     However, (i) no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled; (ii) no indemnification may be made if there has been a settlement approved by the court and the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement; and (iii) in the event of a proceeding by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made if it is settled or otherwise disposed of or such person shall have been finally adjudged liable to the corporation, unless (and only to the extent that) the court in which the action was brought, or if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     Any expense described in the first paragraph of this Section 7.01 that is incurred by any person entitled to indemnification under this Section 7.01 shall be paid or reimbursed to such person by the corporation in advance of the final disposition of any related action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount to the corporation to the extent, if any, that such person (i) is ultimately found not to be entitled to indemnification or (ii) receives reimbursement for such expenses under a policy of insurance paid for by the corporation. Such advances shall be paid by the corporation to such person within twenty days following delivery of a written request therefor by such person to the corporation. No payment made by the corporation pursuant to this paragraph shall be deemed or construed to relieve the issuer of any insurance policy of any obligation or liability which, but for such payment, such insurer would have to the corporation or to any director or officer of the corporation or other individual to whom or on whose behalf such payment is made by the corporation.

     The rights to indemnification and advancement of expenses provided by this Section 7.01:

(i) shall be deemed at all times (whether before or after the adoption of this Section 7.01) to constitute contract rights, as if the provisions of this Section 7.01 were set forth in a separate written contract between each director, officer or other person entitled to indemnification hereunder and the corporation, and the corporation intends to be legally bound to such person (with respect to current directors, officers or employees of the corporation, the rights conferred under this Section 7.01 are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of this Section 7.01; with respect to any directors, officers or employees of the corporation who commence service following adoption of this Section 7.01, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director, officer or employee commencing service);

(ii) shall continue as to the person entitled to indemnification hereunder even though he or she may have ceased to serve in the capacity that entitles him or her to indemnification at the time of the action or proceeding; and

(iii) shall inure to the benefit of the heirs, executors and administrators of such person.

     A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in this Section 7.01 shall be entitled to (i.e., has a legally binding right against the corporation to) the indemnification authorized by this Section 7.01. Except as provided in the immediately preceding sentence, any indemnification provided for in this Section 7.01 (unless ordered by a court under Section 724 of the Business Corporation Law [of the State of New York]), shall be made by the corporation only if authorized in the specific case:

(1) By the board of directors acting by a quorum consisting of directors who are not parties to such action or proceeding for which indemnification is sought, upon a finding that the person seeking indemnification has met the standard of conduct set forth in the first two paragraphs of this Section 7.01, or,

(2) If a quorum under the immediately preceding subparagraph is not obtainable or, even if obtainable, a quorum of disinterested directors so directs:

(A) by the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in said first two paragraphs has been met by such person, or

(B) by the shareholders upon a finding that the person has met the applicable standard of conduct set forth in said first two paragraphs.

Notwithstanding any other provision hereof, no amendment or repeal of this Section 7.01, or any other corporate action or agreement which prohibits or otherwise limits, reduces or eliminates the right of any person under this Section 7.01, including the right to indemnification or advancement or reimbursement of reasonable expenses hereunder, nor a decision by the board of directors that an individual designated an Elected Officer shall no longer be an Elected Officer shall be effective as to any person until the 60th day following notice to such person of such action, and no such amendment or repeal or other corporate action or agreement shall deprive any person of any right hereunder arising out of or with respect to any alleged or actual act or omission occurring prior to such 60th day.

The corporation is hereby authorized, but shall not be required, to enter into agreements with any of its directors, officers or employees providing for rights to indemnification and advancement and reimbursement of reasonable expenses, including attorneys’ fees, to the extent permitted by law, but the corporation’s failure to do so shall not in any manner affect or limit the rights provided for by this Section 7.01 or otherwise.

For purposes of this Section 7.01, the term “the corporation” shall include any legal successor to the corporation, including any corporation which acquires all or substantially all of the assets of the corporation in one or more transactions, and the term “Other Entity” shall mean a corporation (other than the corporation) of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise. For purposes of this Section 7.01, the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his or her duties to the corporation or any subsidiary thereof also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to any employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

The term “Elected Officers” as referred to in the Registrant’s Bylaws means a chief executive officer, the chairman of the board (if designated as an officer by the board of directors), a president, a chief operating officer, one or more group vice presidents, a secretary and a treasurer.

Section 7.02 of the Registrant’s Bylaws contain the following additional provision regarding indemnification:

The rights granted pursuant to or provided by the provisions of Section 7.01 to any person shall be in addition to and shall not be exclusive of any other rights to indemnification and expenses to which any such person may otherwise be entitled by law, contract or otherwise.”

Reference is made to Sections 721-726 of the New York Business Corporation Law, which are summarized below.

Section 721 of the New York Business Corporation Law provides that indemnification pursuant to the New York Business Corporation Law will not be deemed exclusive of other indemnification rights to which a director or officer may be entitled, provided that no indemnification may be made if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty, and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

Section 722(a) of the New York Business Corporation Law provides that a corporation may indemnify a person made, or threatened to be made, a party to any civil or criminal action or proceeding, other than an action by or in the right of the corporation to procure judgment in its favor but including an action by or in the right of any other corporation or entity which any director or officer served in any capacity at the request of the corporation, by reason of the fact that he or his testator or intestate was a director or officer of the corporation or served such other entity in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful. With respect to actions by or in the right of the corporation to procure judgment in its favor, Section 722(c) of the New York Business Corporation Law provides that a person who is or was a director or officer of the corporation or who is or was serving as a director or officer of any other corporation or entity may be indemnified only against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense or settlement of such an action, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service to any other entity, not opposed to, the best interests of the corporation and that no indemnification may be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and to the extent an appropriate court determines that the person is fairly and reasonably entitled to partial or full indemnification.

Section 723 of the New York Business Corporation Law specifies the manner in which the corporation may authorize payment of such indemnification. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification may be made by the corporation only if authorized by any of the corporate actions set forth in Section 723 (unless the corporation has provided for indemnification in some other manner as otherwise permitted by Section 721 of the New York Business Corporation Law).

Section 724 of the New York Business Corporation Law provides that upon proper application by a director or officer, indemnification shall be awarded by a court to the extent authorized under Sections 722 and 723 of the New York Business Corporation Law.

Section 725 of the New York Business Corporation Law contains certain other miscellaneous provisions affecting the indemnification of directors and officers, including provision for the return of amounts paid as indemnification if any such person is ultimately found not to be entitled to the indemnification.

Section 726 of the New York Business Corporation Law authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above sections, (2) directors and officers in instances in which they may be indemnified by a corporation under such sections, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such sections, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

The Registrant has purchased liability insurance for its officers and directors as permitted by Section 726 of the NYBCL.

Item 7. Exemption From Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	Restated Certificate of Incorporation of the Registrant as amended through September 1, 2010, filed as Exhibit 3.1(i) to the Registrant’s 2010 Form 10-K.

4.2	By-Laws of the Registrant as amended through March 16, 2011, filed as Exhibit 3(ii) to the Registrant’s Form 8-K filed on March 22, 2011.

5.1	Opinion of Robert G. Kuhbach, Senior Vice President, General Counsel and Corporate Secretary of the Registrant.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Robert G. Kuhbach is included in Exhibit 5.1.

24.1	Power of Attorney.

99.1	Pall Corporation 2012 Stock Compensation Plan, filed as Appendix B to the Registrant’s definitive proxy statement on Schedule 14A on November 9, 2011.

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Port Washington, State of New York, on the 10th day of March, 2012.

PALL CORPORATION

By:	/s/ Lawrence D. Kingsley
Lawrence D. Kingsley
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date

/s/ Lawrence D. Kingsley		Director, President and Chief	March 12, 2012
Lawrence D. Kingsley		Executive Officer

/s/ Lisa McDermott		Chief Financial Officer and	March 12, 2012
Lisa McDermott		Treasurer

/s/ Francis Moschella		Vice President – Corporate	March 12, 2012
Francis Moschella		Controller

*	___________________	Director	March 12, 2012
Amy E. Alving

*	___________________	Director	March 12, 2012
Daniel J. Carroll, Jr.

*	___________________	Director	March 12, 2012
Robert B. Coutts

*	___________________	Director	March 12, 2012
Cheryl W. Grisé

*	___________________	Director	March 12, 2012
Ronald L. Hoffman

*	___________________	Director	March 12, 2012
Dennis N. Longstreet

*	___________________	Director	March 12, 2012
B. Craig Owens

*	___________________	Director	March 12, 2012
Katharine L. Plourde

*	___________________	Director	March 12, 2012
Edward L. Snyder

*	___________________	Director	March 12, 2012
Edward Travaglianti

Robert G. Kuhbach, the undersigned attorney-in-fact, by signing his name, does hereby sign and execute this Registration Statement on Form S-8 on behalf of the directors of the Registrant pursuant to a power of attorney filed herewith as Exhibit 24.1.

*By:	/s/ Robert G. Kuhbach
Robert G. Kuhbach
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Certificate of Incorporation of the Registrant as amended through September 1, 2010, filed as Exhibit 3.1(i) to the Registrant’s 2010 Form 10-K.

4.2	By-Laws of the Registrant as amended through March 16, 2011, filed as Exhibit 3(ii) to the Registrant’s Form 8-K filed on March 22, 2011.

5.1	Opinion of Robert G. Kuhbach, Senior Vice President, General Counsel and Corporate Secretary

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Robert G. Kuhbach is included in Exhibit 5.1.

24.1	Power of Attorney.

99.1	Pall Corporation 2012 Stock Compensation Plan, filed as Appendix B to the Registrant’s definitive proxy statement on Schedule 14A on November 9, 2011.